Exhibit 99.1


Michael G. Bazinet                                       Mark A. Rozelle
Media Relations                                          Investor Relations
(203) 622-3549                                           (203) 622-3520


          UST ANNOUNCES CLOSING OF $600 MILLION SENIOR NOTE ISSUE
                 AND $300 MILLION UNSECURED LINE OF CREDIT


GREENWICH, Conn., July 16, 2002 -- UST Inc. (NYSE: UST) announced today that on Monday it closed its $600 million placement of 6.625 percent 10-year senior notes under a Rule 144A private placement.

The net proceeds of the sale will be used to repay $326 million of loans outstanding under an existing $1 billion senior secured credit facility while a portion of the proceeds, together with funds presently held in a restricted account and operating accounts, would fund the balance of the judgment in the Conwood antitrust decision, should it ultimately be required to be paid.

The company also has successfully negotiated a $300 million unsecured line of credit with various financial institutions that will be used to support commercial paper borrowings. The completion of these financial arrangements enabled the company to terminate the $1 billion senior secured credit facility.

While it continues to pursue its appeals, the company expects that the termination of the $1 billion credit facility, along with the deposit of funds into the qualified settlement fund with the district court and the ultimate release of the court-imposed restrictions, will enable it to resume its stock repurchase program.

The company will address the long-range financial effects of these borrowings and plans for share repurchase during its scheduled conference call to discuss second quarter results on July 23 at 10 a.m.

The offering was made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption.

                                   # # #

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen and Skoal. Other consumer products marketed by UST Inc. include premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label. Other consumer products marketed by various subsidiaries include Don Tomas and Astral premium cigars.